Exhibit 16.1

March 28, 2016

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549-7561

Dear Sirs/Madams:

We have read Item 4.01 of Altisource Portfolio Solution S.A.’s Form 8-K dated March 28, 2016, and have the following comments:

1.	We agree with the statements made in the third, fourth and fifth paragraphs.

2.	We have no basis on which to agree or disagree with the statements made in the first, second and sixth paragraphs.

Yours truly,

/s/ Deloitte & Touche LLP